Exhibit 99.1

Contact:	Cameron Smith Manhattan Associates (678) 597.6841

camsmith@manh.com

Manhattan Associates Appoints Payments Industry Veteran

Ed Eger to Board of Directors

ATLANTA, (OCTOBER 16, 2015) – Manhattan Associates, Inc. (NASDAQ: MANH) today announced that Ed Eger has joined the company’s board of directors.

Mr. Eger is currently president and chief executive officer of OANDA Corporation, a provider of innovative foreign exchange trading services. Previously, Mr. Eger was a member of the leadership team at PayPal, as senior vice president and general manager for the Americas. He also served as CEO of Citibank’s multi-billion dollar international consumer credit card business.

“Ed is recognized as a visionary and leader in payments and consumer transactions with deep knowledge of international business,” said Manhattan Associates Chairman of the Board John Huntz. “We are pleased to welcome him to the board at this pivotal moment in omni-channel commerce as companies fundamentally transform the consumer experience. We look forward to his contributions and distinctive insights.”

“Manhattan Associates has captured a first-mover advantage in the commerce revolution and there is a tremendous opportunity ahead as the business executes its long-term growth strategy,” said Mr. Eger. “It is a rare opportunity to work with a company that has such a powerful combination of strategic vision, talented associates and industry-leading technology.”

About Manhattan Associates

Manhattan Associates makes commerce-ready supply chains that bring all points of commerce together so you’re ready to sell and ready to execute. Across the store, through your network or from your fulfillment center, we design, build and deliver market-leading solutions that support both top-line growth and bottom-line profitability. By converging front-end sales with back-end supply chain execution, our software, platform technology and unmatched experience help our customers get commerce ready—and ready to reap the rewards of the omni-channel marketplace. For more information, please visit www.manh.com.

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